Exhibit 99.3

McAfee to Be Acquired by an Investor Group for over $14 Billion

McAfee shareholders to receive $26.00 per share in cash

•	The transaction is valued at over $14 billion

•	The purchase price represents a premium of approximately 22.6% over McAfee’s closing share price of $21.21 on November 4, 2021

•	Investor Group comprised of Advent, Permira, Crosspoint Capital, CPP Investments, GIC and ADIA

SAN JOSE, Calif. – November 8, 2021 – McAfee Corp. (NASDAQ:MCFE, “McAfee”), a global leader in online protection, today announced it has entered into a definitive agreement to be acquired by an investor group led by Advent International Corporation (“Advent”) and Permira Advisers LLC (“Permira”), Crosspoint Capital Partners (“Crosspoint Capital”), Canada Pension Plan Investment Board (“CPP Investments”), GIC Private Limited (“GIC”), and a wholly owned subsidiary of the Abu Dhabi Investment Authority (“ADIA”) (collectively, “the Investor Group”).

As part of the transaction, the Investor Group will acquire all outstanding shares of McAfee common stock for $26.00 per share in an all-cash transaction valued at approximately $12 billion on an equity value basis, and over $14 billion on an enterprise value basis after giving effect to repayment of McAfee debt. The purchase price represents a premium of approximately 22.6% over McAfee’s closing share price of $21.21 on November 4, 2021, the last trading day prior to media reports regarding a potential sale of McAfee.

Upon completion of the transaction, the Investor Group will take ownership of McAfee. As a privately held company, McAfee will continue building on its success and proven track record of growth as a pure-play consumer cybersecurity leader following the sale of McAfee’s Enterprise business, and the associated one-time dividend of $4.50 per share, to private equity firm Symphony Technology Group for $4.0 billion, which closed on July 27, 2021.

“This transaction is a testament to McAfee’s market-leading online protection solutions, our talented employees, and outstanding customers and partners,” said McAfee President and Chief Executive Officer, Peter Leav. “We want to thank our employees for their continued hard work and commitment to McAfee. We are thrilled to be partnering with premier firms who truly understand the cybersecurity landscape and have a proven track record of success.”

In 2017, TPG partnered with Intel to carve out McAfee from Intel’s core operations to establish a pure-play cybersecurity company with access to significant capital, operational and technology resources. McAfee completed its initial public offering last year, with TPG and Intel remaining as shareholders in the company.

Jon Winkelried, Chief Executive Officer of TPG and Chair of the McAfee Board, commented: “Today’s announcement signals continued growth and opportunity for McAfee. Over the last four years, the company has expanded its product portfolio, enhanced its go-to-market strategy, and pursued strategic M&A, including the divestiture of its enterprise business. We’re proud that today McAfee is a leading consumer cybersecurity franchise, protecting the digital lives of 20 million subscribers across the globe.”

Tim Millikin, Partner at TPG and McAfee Board member, added: “It’s been a privilege to have partnered with McAfee and its leadership team to help navigate the company’s transformation and growth over the last four years. Our partnership with McAfee reflects TPG’s focus on investing in growth to build companies that are driving differentiated value in their markets.”

“McAfee is one of the most trusted brands in the essential business of consumer digital protection,” said Bryan Taylor, Head of Advent’s Technology Investment Team and a Managing Partner in Palo Alto. “As consumers face new and complex cyber risks, we see tremendous opportunity to build on McAfee’s differentiated technology platform to continue delivering innovative solutions that can protect all facets of the digital lives of people around the world. We look forward to working alongside our investment partners and the talented McAfee team to continue setting the bar for consumer digital protection.”

Brian Ruder, Co-Head of Technology at Permira, commented: “The need for personalized, innovative, and intuitive online protection services has never been greater. McAfee boasts an enviable brand, extensive partner ecosystem, loyal customer base and a rigorous commitment to product development. With our extensive experience in scaling global consumer technology and cybersecurity businesses, we are excited to work closely with McAfee and our fellow investors to help position the company for even greater heights.”

Greg Clark, Managing Partner at Crosspoint Capital and former Chief Executive Officer of Symantec added: “The risks that consumers face from all aspects of their digital lives is immense, and these risks are unprecedented and rapidly increasing. Consumers buy from brands they trust, and with the globally recognized brand of McAfee, we see the long term opportunity to deliver products and services to address these risks in all aspects of their digital presence.”

Collectively, the Investor Group will provide McAfee with both financial and operational resources to further enhance its consumer offering and capture the rapid growth in consumer demand for digital protection services. McAfee’s strong brand awareness, diversified distribution model and customer-centric approach has made it a clear leader in the rapidly evolving consumer online protection space. The Investor Group will support McAfee as it continues to broaden its differentiated online protection solutions and drive long-term value through market expansion.

Transaction Details

Under the terms of the agreement, which has been approved by the McAfee Board of Directors, McAfee shareholders will receive $26.00 in cash for each share of common stock they own.

The transaction is expected to close in the first half of 2022, subject to customary closing conditions, including, among others, approval by McAfee shareholders, receipt of regulatory approvals, and clearance by the Committee on Foreign Investment in the United States. Intel Americas, Inc. and certain funds affiliated with TPG Global, LLC have entered into a voting agreement pursuant to which they have agreed, among other things, to vote their shares of company stock in favor of the transaction, subject to certain conditions. The voting support under the voting agreement ceases automatically if the merger agreement is terminated or if the McAfee board makes an adverse recommendation change. These stockholders currently represent approximately 67.9% of the current outstanding voting power of the McAfee common stock.

Consistent with the McAfee Board’s commitment to maximizing stockholder value, under the terms of the definitive merger agreement, McAfee’s Board and advisors may actively initiate, solicit and consider alternative acquisition proposals during a 45-day “go shop” period. McAfee has the right to terminate the merger agreement to accept a superior proposal during the go-shop period, subject to the terms and conditions of the merger agreement. There can be no assurances that this process will result in a superior proposal, and McAfee does not intend to disclose developments with respect to this solicitation process unless and until McAfee’s Board makes a determination requiring further disclosure.

The buyer entity in the merger, Condor BidCo, Inc. (“Parent”), has obtained equity financing and debt financing commitments for the purpose of financing the transactions contemplated by the merger agreement. Funds advised by the Investor Group have committed to capitalize Parent at the closing of the merger with an aggregate equity contribution equal to $5.2 billion on the terms and subject to the conditions set forth in signed equity commitment letters.

The Investor Group has obtained a commitment from JPMorgan Chase Bank, N.A., Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, Barclays Bank PLC, Citibank, N.A. (and/or its affiliates), HSBC Bank USA, National Association, Royal Bank of Canada, CPPIB Credit Investments III Inc., UBS AG, Stamford Branch and PSP Investments Credit II USA LLC to provide debt financing consisting of a $6.66 billion first lien term loan facility, a $1 billion first lien cash flow revolving facility and a $2.32 billion senior unsecured bridge facility (which may be replaced with senior notes issued through a Rule 144A or other private placement), subject, in each case, to customary conditions. PSP Investments Credit USA LLC and investment funds managed by Neuberger Berman have agreed to provide the Investor Group with preferred equity financing with an aggregate liquidation preference of up to $800 million, subject to customary conditions.

Upon completion of the transaction, McAfee common stock will no longer be listed on any public securities exchange.

Third Quarter Earnings Conference Call Update

Separately, McAfee will announce today its third quarter financial results, which will be available on the “Investor Relations” section of the McAfee website. In light of the announced transaction with the Investor Group, McAfee has cancelled the earnings call previously scheduled for Tuesday, November 9, 2021.

Advisors

Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are serving as financial advisors to McAfee and Ropes & Gray and Moulton Moore Stella are serving as legal counsel. JP Morgan Securities LLC, BofA Securities, Inc., Barclays Capital Inc. and Citigroup Global Markets Inc. are serving as financial advisors, with Bryant Stibel Group serving as strategic operating advisors to the Investor Group. Fried, Frank, Harris, Shriver & Jacobson are acting as M&A legal counsel and Kirkland & Ellis are acting as Finance legal counsel to the Investor Group.

The debt financing for the transaction is being provided by JPMorgan Chase Bank, N.A., Bank of America, N.A., BofA Securities, Inc., Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, Barclays Bank PLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., HSBC Bank USA, National Association, Royal Bank of Canada, RBC Capital Markets LLC, CPPIB Credit Investments III Inc., UBS AG, Stamford Branch, UBS Securities LLC and PSP Investments Credit II USA LLC, and the preferred equity financing is being arranged and provided by PSP Investments Credit USA LLC and investment funds managed by Neuberger Berman.

About McAfee

McAfee Corp. (Nasdaq: MCFE) is a global leader in online protection for consumers. Focused on protecting people, not just devices, McAfee consumer solutions adapt to users’ needs in an always online world, empowering them to live securely through integrated, intuitive solutions that protect their families and communities with the right security at the right moment. For more information, please visit https://www.mcafee.com/consumer.

About Advent International

Founded in 1984, Advent International is one of the largest and most experienced global private equity investors. The firm has invested in over 380 private equity investments across 42 countries, and as of June 30, 2021, had $81 billion in assets under management. With 15 offices in 12 countries, Advent has established a globally integrated team of over 245 private equity investment professionals across North America, Europe, Latin America and Asia. The firm focuses on investments in five core sectors, including business and financial services; health care; industrial; retail, consumer and leisure; and technology. After 35 years dedicated to international investing, Advent remains committed to partnering with management teams to deliver sustained revenue and earnings growth for its portfolio companies. For more information, visit: www.adventinternational.com or www.linkedin.com/company/advent-international.

About Permira

Permira backs growth at scale. Founded in 1985, the firm advises funds with total committed capital of approximately US$50bn (€44bn) and makes long-term majority and minority growth investments. The Permira funds have an extensive track record in tech and tech-enabled investing, with a particular focus on digital consumer and enterprise cloud end markets . Permira employs over 350 people in 15 offices across Europe, North America, and Asia. The Permira funds have previously backed and helped scale some of the largest and fastest growing software, e-commerce and consumer technology businesses globally, including Exclusive Group, Ancestry.com, LegalZoom, Adevinta, Klarna, Genesys, Informatica and many others. For more information, visit www.permira.com.

About Crosspoint Capital Partners

Crosspoint Capital Partners is a private equity investment firm focused on the cybersecurity, privacy and infrastructure software markets. Crosspoint has assembled a group of highly successful operators, investors and sector experts to partner with foundational technology companies and drive differentiated returns. Crosspoint has offices in Menlo Park, CA and Boston, MA. For more information visit: www.crosspointcapital.com.

About CPP Investments

Canada Pension Plan Investment Board (CPP Investments™) is a professional investment management organization that manages the Fund in the best interest of the more than 20 million contributors and beneficiaries of the Canada Pension Plan. In order to build diversified portfolios of assets, investments are made around the world in public equities, private equities, real estate, infrastructure and fixed income. Headquartered in Toronto, with offices in Hong Kong, London, Luxembourg, Mumbai, New York City, San Francisco, São Paulo and Sydney, CPP Investments is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. On June 30, 2021, the Fund totaled C$519.6 billion. For more information, please visit www.cppinvestments.com or follow us on LinkedIn, Facebook or Twitter.

About TPG

TPG is a leading global alternative asset firm founded in San Francisco in 1992 with $108 billion of assets under management and investment and operational teams in 12 offices globally. TPG invests across five multi-product platforms: Capital, Growth, Impact, Real Estate, and Market Solutions. TPG aims to build dynamic products and options for its clients while also instituting discipline and operational excellence across the investment strategy and performance of its portfolio. For more information, visit www.tpg.com or @TPG on Twitter.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements.” Such forward-looking statements include statements relating to McAfee’s strategy, goals, future focus areas, and the value of, timing and prospects of the proposed merger (the “Merger”). These forward-looking statements are based on McAfee management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” “plans,” or similar expressions and the negatives of those terms. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements, expressed or implied by the forward-looking statements, including: (a) risks related to the satisfaction of the conditions to Closing (including the failure to obtain necessary regulatory approvals and the requisite approval of the stockholders) in the anticipated timeframe or at all; (b) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (c) risks related to disruption of management’s attention from McAfee’s ongoing business operations due to the Merger; (d) disruption from the Merger making it difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with McAfee’s customers, vendors and others with whom it does business; (e) significant transaction costs; (f) the risk of litigation and/or regulatory actions related to the Merger; (g) the possibility that general economic conditions and conditions and uncertainty caused by the COVID-19 pandemic, could cause information technology spending to be reduced or purchasing decisions to be delayed; (h) an increase in insurance claims; (i) an increase in customer cancellations; (j) the inability to increase sales to existing customers and to attract new customers; (k) McAfee’s failure to integrate recent or future acquired businesses successfully or to achieve expected synergies; (l) the timing and success of new product introductions by McAfee or its competitors; (m) changes in McAfee’s pricing policies or those of its competitors; (n) developments with respect to legal or regulatory proceedings; (o) the inability to achieve revenue growth or to enable margin expansion; (p) changes in McAfee’s estimates with respect to its long-term corporate tax rate; and (q) such other risks and uncertainties described more fully in documents filed with or furnished to the SEC by McAfee, including under the heading “Risk Factors” in McAfee’s Annual Report on Form 10-K previously filed with the SEC on March 1, 2021 and under Item 1A “Risk Factors” in its Quarterly Report on Form 10-Q previously filed with the SEC on August 10, 2021. All information provided in this Current Report on Form 8-K is as of the date hereof and McAfee undertakes no duty to update this information except as required by law.

Additional Information and Where to Find It

In connection with the Merger, McAfee will file with the SEC a preliminary Proxy Statement of McAfee (the “Proxy Statement”). McAfee plans to mail to its stockholders a definitive Proxy Statement in connection with the Merger. McAfee URGES YOU TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MCAFEE, THE INVESTOR GROUP, THE MERGER AND RELATED MATTERS. You will be able to obtain a free copy of the Proxy Statement and other related documents (when available) filed by McAfee with the SEC at the website maintained by the SEC at www.sec.gov. You also will be able to obtain a free copy of the Proxy Statement and other documents (when available) filed by McAfee with the SEC by accessing the Investor Relations section of McAfee’s website at https://ir.mcafee.com/.

Participants in the Solicitation

McAfee and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from McAfee’s stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of McAfee in connection with the Merger, including a description of their respective direct or indirect interests, by security holdings or otherwise will be included in the Proxy Statement when it is filed with the SEC. You may also find additional information about McAfee’s directors and executive officers in McAfee’s proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 22, 2021 and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and McAfee’s website at www.mcafee.com.

McAfee Investors:

Eduardo Fleites

investor@mcafee.com

Media Contacts:

McAfee:

media@mcafee.com

Advent:

Anna Epstein or Sophia Templin

Finsbury Glover Hering

Adventinternational-US@finsbury.com

Permira:

Nina Suter

Nina.Suter@permira.com

+44 207 9594037

James Williams

james.williams@permira.com

+44 774 7006407

OR

Brooke Gordon/Megan Bouchier/Devin Broda

Sard Verbinnen & Co

permira-svc@sardverb.com

CPP Investments:

Frank Switzer

Managing Director, Investor Relations

fswitzer@cppib.com

T: +1 416-523-8039

Crosspoint Capital Partners:

Jonathan Marino

Vice President

jmarino@prosek.com

718 536 4990

TPG:

media@tpg.com